Exhibit 5.1

September 29, 2023

iBio, Inc.

8800 HSC Parkway

Bryan, Texas 77807

Dear Ladies and Gentlemen:

We have acted as U.S. securities counsel to iBio, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a post-effective amendment to Form S-3 on Form S-1 (the “Registration Statement”) relating to the registration by the Company of an aggregate of 5,819,731 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable upon the exercise of warrants issued to investors and the underwriter in the December 2022 offering (the “Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Warrants; (iii) resolutions adopted by the Board of Directors of the Company (the “Board”); (iv) the certificate of incorporation of the Company (the “Certificate of Incorporation”); (v) the amended and restated bylaws of the Company (the “Bylaws”); and (vi) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company and/or changes in the price of the Common Stock cause the number of shares of Common Stock issuable under the Warrants to exceed the number of shares of Common Stock that at the time remain authorized and available for issuance.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, the Shares will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.  This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP